CONFIDENTIAL

Fairness Opinion Presentation

Prepared for the Board of Directors and the Special Committee of Spike

April 5, 2007

Jefferies

Disclaimer

The following pages contain material provided to the Board of Directors (the "Board") and the Special Committee (the "Committee") of Spike ("Spike" or the "Company") by Jefferies & Company, Inc. ("Jefferies") in connection with a proposed transaction involving Shamrock Capital Advisors, Inc ("Shamrock" or the "Buyer").

These materials were prepared on a confidential basis in connection with an oral presentation to the Board and not with a view toward complying with the disclosure standards under state or federal securities laws. These materials are solely for use of the Board and may not be used for any other purpose without Jefferies' written consent

The information contained in this presentation was based solely on publicly available information or information furnished to Jefferies. Jefferies has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate, complete and fairly presented in all respects, and Jefferies makes no representation or warranty in respect of the accuracy, completeness or fair presentation of such information.

Jefferies does not provide accounting, tax, legal or regulatory advice. In addition, Jefferies and the Company mutually agree that, subject to applicable law, the Company (and its employees, representatives and other agents) may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, and all materials of any kind (including tax opinions and other tax analyses) related thereto, without Jefferies imposing any limitation of any kind.

Table of Contents

Transaction Overview

Transaction Summary

- In August 2006, Mark Leavitt, Managing Director – Head of Media & Communications Investment Banking at Jefferies & Company, Inc. ("Jefferies"), introduced representatives of Spike ("Spike" or the "Company") to representatives of Shamrock Capital Advisors, Inc. ("Shamrock"). Mr. Leavitt has had in the past a business relationship with a senior member of Shamrock and is a member of the board of directors of the Harlem Globetrotters International, Inc., a portfolio company of Shamrock
- In November 2006, Spike was approached by representatives of Shamrock who expressed an interest in acquiring 100% of the equity of Spike for $1.10 per share in cash on a negotiated basis. The implied premium at the time of the initial verbal offer was 22.2% to the then trading price of $0.90 per share
- Jefferies was subsequently engaged by Spike to act as the Company's financial advisor in connection with a possible sale or other significant transaction or series of transactions including the Company and/or its subsidiaries. In connection with the engagement, Jefferies agreed, if requested, to render an opinion to the Board of Directors or a Special Committee (the "Special Committee") thereof as to the fairness, from a financial point of view, of the consideration to be paid in a transaction
- At Shamrock's insistence and the Board's concurrence, Jefferies did not market the Company during the ensuing months. The merger agreement contemplates a 45-day go-shop period which commences upon the signing of the agreement
- After a period of due diligence and negotiation, the Company received a revised offer of $1.23 per share in cash (the "Consideration") from Shamrock to acquire 100% of the equity of Spike (the "Transaction")

Transaction Overview

Summary of Key Transaction Terms

Target	Spike
Acquiror	Shamrock Capital Advisors, Inc.
Transaction Form	Long-form merger
Purchase Price	$1.23 per share of common stock
Consideration	Cash
Voting Agreements	Certain stockholders of Spike owning approximately 10% of Spike's outstanding shares of common stock will enter into voting agreements with Shamrock
Financing	Shamrock represents that it will have sufficient funds available at closing to consummate the transaction
Closing Conditions	■ Approval of the merger agreement by the stockholders of Spike ■ No orders, injunctions or litigation in effect to prevent the consummation of the merger ■ Customary representations and warranties shall be true and correct ■ Compliance with covenants and other agreements ■ Consents for all material contracts ■ No material adverse effect ■ No more than 5% of the Company's outstanding common stock shall have demanded appraisal rights ■ Resignations of certain officers and directors
Go-Shop Provision	Company may solicit acquisition proposals for a period of 45 days after the signing of the merger agreement
Termination Provisions	The agreement can be terminated By either party, if: - A government authority restrains, enjoins or otherwise prohibits payment of, or payment for shares of the Company's common stock

Source: Based on draft merger agreement dated April 5, 2007.

Transaction Overview

Summary of Key Transaction Terms

Termination Provisions (Cont'd)	- The closing date shall not have occurred on or before 90 business days after the expiration of the go-shop period - There shall be any law or order that makes consummation of the transaction illegal - The Company's stockholders fail to approve the merger By Shamrock, if: - Material provisions of the merger agreement are breached by the Company and not cured within 7 days - Spike's Board or Special Committee withdraws, modifies or changes its approval and favorable recommendation of the merger By Spike, if: - Material provisions of the merger agreement are breached by Shamrock and not cured within 7 days - Spike accepts a superior proposal
Target Termination Fee	- $1,800,000 payable to Shamrock if (i) Spike accepts a superior proposal during the no-shop period, (ii) the Company terminates the merger agreement because the closing does not occur within 90 days of the end of the go-shop period and the Company receives an acquisition proposal and enters into a definitive agreement within 12 months of its termination of the merger agreement; or (iii) Shamrock terminates the merger agreement because the Company breached in any material respects any of its representations, warranties or covenants or because Spike's Board or Special Committee withdraws or modifies its approval of the merger - Shamrock will be paid a $1,125,000 termination fee if (i) Spike accepts a superior proposal during the go-shop period; or (ii) a majority of stockholders vote against the merger

Source: Based on draft merger agreement dated April 5, 2007.

Transaction Overview

Summary of Key Transaction Terms

Target Termination Fee (Cont'd)	- Shamrock will be paid a $1,800,000 termination fee if the Company accepts an acquisition proposal and enters into a definitive agreement within 12 months following the Company's termination of the merger agreement due to the vote by a majority of Spike's stockholders against the merger
Expense Reimbursement	Reimbursement of Shamrock's expenses, up to a maximum of $500,000
Other	Shamrock expects to sign an employment agreement with Leonard Armato

Source: Based on draft merger agreement dated April 5, 2007.

Transaction Overview

Implied Transaction Metrics and Relative Multiple Analysis

($Millions, except per share values)

Current Market Data	
Current Price (April 4, 2007)	$1.50
% of 52-Week High ($1.75, January 22, 2007)	85.7%
% of 52-Week Low ($0.55, November 8, 2006)	172.7%
Price Per Share	$1.50
Fully Diluted Shares Outstanding (1)	30.6
Equity Market Value	$45.9
Total Debt	-
Cash and Available-for-Sale Securities (2)	-
Total Enterprise Value	$45.9

Transaction Metrics	
Transaction Price / Share	$1.23
Premium to Current Price	(18.0%)
Premium to High	(29.7%)
Premium to Low	123.6%
Purchase Price Per Share	$1.23
Fully Diluted Shares Outstanding (1)	30.0
Equity Purchase Value	$36.9
Total Debt	-
Cash and Available-for-Sale Securities (2)	-
Implied Purchase Value	$36.9

Multiples	Statistic	Multiples Using Current Price
TEV / LTM Revenue	21.5	2.1x
TEV / 2007E Revenue	28.3	1.6x
TEV / LTM EBITDA (3)	(0.3)	NM
TEV / 2007E EBITDA	3.0	15.5x
90-Day Average Stock Price		$1.27
180-Day Average Stock Price		$1.00
270-Day Average Stock Price		$0.97

Implied Multiples Paid	Multiples Using Transaction Price
TEV / LTM Revenue	1.7x
TEV / 2007E Revenue	1.3x
TEV / LTM EBITDA (3)	NM
TEV / 2007E EBITDA	12.5x
Offer Price of $1.23 as Premium to:	
90-Day Average Stock Price	(3.1%)
180-Day Average Stock Price	23.0%
270-Day Average Stock Price	26.8%

Source: Market data, the Company's SEC filings and Target Management Case projections.
(1) Fully diluted shares outstanding based on treasury stock method – Market value at $1.50 (04/04/2007) and Transaction value at $1.23 (purchase price); Series B Preferred shares treated as converted to 1.930 million common shares.
(2) Cash balance of $5.1 million assumed to be netted out as the balance represents prepayments from sponsors.
(3) EBITDA represents adjusted EBITDA and is calculated as net income plus taxes, depreciation and amortization, net interest expense, other income/(expense) and non-recurring items.

Transaction Overview

Timeline of Events

August 9, 2006...................... Representatives of Spike and Jefferies met with members of Shamrock in an introductory meeting at Spike's offices

Mid-November 2006............. Andy Reif (then CFO) informed Leonard Armato that Shamrock Capital might be interested in acquiring Spike and taking the company private

November 16, 2006............... Leonard Armato met with Bob Perille of Shamrock who expressed Shamrock's intent to explore an acquisition. Mr. Armato asked Mr. Perille to prepare a letter formalizing Shamrock's expression of interest

November 27, 2006............... Shamrock delivered a letter to Mr. Armato expressing its interest in acquiring 100% of the shares of Spike at a price of $1.10 per share

Early December, 2006.......... Interim conversations between Mr. Armato and Spike Board members about Shamrock's expression of interest

December 12, 2006............... Mr. Armato presented Shamrock's offer letter to the Spike Board of Directors at a special meeting of the Board. The Board appointed a Special Committee of Directors to review the offer and negotiate with Shamrock

Source: Company

Company Overview

Company Overview

($Millions)

- Spike is a lifestyle sports entertainment company and has been a pioneer in the sport of professional beach volleyball since 1983. Spike operates the industry's most prominent national touring series
- Focused on the production, marketing and distribution of professional beach volleyball events, Spike generates the majority of its revenue from a blue chip corporate sponsor base
  - Crocs, Jose Cuervo, Nature Valley Granola Bars, Wilson, etc.
- Featuring more than 200 of the top men and women competitors in the sport
  - Includes world-class athletes like Olympic Gold medalists Kerry Walsh and Misty May
- Currently has television broadcast agreements with NBC and FOX, as well as distribution in multiple countries worldwide

2006A Revenue Breakout


Other 7.0%
Local Promoter Fees and Revenue 12.0%
Sponsorship / Advertising 81.0%

Historical Revenue and EBITDA


($Millions)
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
-$5.0
-$10.0
-$15.0
$12.3
$15.6
$21.4
($2.1)
($9.4)
2004
2005
2006
Revenue
EBITDA

Selected Sponsors

Jefferies

Company Overview

Projected Financial Performance

- Management provided Jefferies with two projection cases for purposes of its analysis. The cases appear on the following pages:

- The **Target Management Case** reflects management's budget objectives for the current fiscal year and its targeted objectives for the 2008-2010 period. The 2007-2010 projection model is predicated on management's success in growing its major source of revenue, sponsorship fees, at a high rate through renewals and the acquisition of new sponsors. Specifically, sponsorship revenue is projected to grow at a compound annual rate of 20% over the period 2007-2010. Management views its continued ability to attract and renew sponsorship deals as its most significant risk factor. The Company's cost structure is largely fixed and does not vary materially with the level of sponsorship revenue.

- The **Conservative Management Case** reflects a scenario with lower sponsorship revenue growth, growing at a compound annual rate of 14% over the 2007-2010 period. In this lower growth scenario, the Company's costs remain largely the same. It would host the same number of events and incur the same infrastructure costs. The resulting reduction in EBITDA and EBITDA margin for the projection period indicate that the Company's financial model is highly sensitive to sponsorship revenue levels. Management notes that this is not a downside case. It reflects its assessment of a less optimistic growth scenario.

CONFIDENTIAL

Company Overview

Historical and Projected Financial Performance – Target Management Case

($Millions)

Fiscal Year Ending December 31,	2003 Actual	2004 Actual	2005 Actual	2006 Actual	2007 Budget	2008 Projection	2009 Projection	2010 Projection
Revenue								
National Sponsorship Fees	$ 5.9	$ 9.3	$ 12.2	$ 16.7	$ 22.4	$ 27.2	$ 31.9	$ 34.9
Activation Fees	-	0.8	0.6	0.6	0.9	1.1	1.3	1.4
Total Local Revenue	0.7	1.6	2.1	3.3	3.7	5.5	5.2	4.9
Other Revenue Streams:								
Sanctioning Fees	0.3	-	-	-	-	-	-	-
Indoor Showcase and Other Exhibition Events	-	-	-	-	0.2	0.3	0.4	0.4
International Television Licensing, Sponsorship and Merchandising	0.0	0.1	0.0	0.1	0.2	0.2	0.3	0.3
Trademark Licensing	0.2	0.3	0.4	0.6	0.8	0.9	1.2	1.4
Site Fees and State Grants	0.1	0.1	0.1	-	-	-	-	-
Grass Roots Marketing	0.1	0.1	0.1	0.2	0.2	0.2	0.2	0.2
Other	0.1	0.0	-	0.0	-	-	-	-
Total Other Revenue	0.8	0.6	0.6	1.0	1.3	1.5	2.0	2.3
Total Revenue	$ 7.4	$ 12.3	$ 15.6	$ 21.5	$ 28.3	$ 35.3	$ 40.3	$ 43.5
Total Direct Costs	6.5	9.2	11.8	14.8	17.1	18.7	19.8	20.9
Gross Margin	0.9	3.2	3.8	6.7	11.2	16.7	20.5	22.6
%	11.8%	25.6%	24.1%	31.2%	39.6%	47.2%	50.9%	52.0%
Total Overhead Costs (1)	4.6	5.3	7.6	7.0	8.3	10.4	12.2	12.9
Total Expenses	11.2	14.5	19.4	21.8	25.4	29.1	32.0	33.8
EBITDA and Extra Ordinary Items	$ (3.8)	$ (2.1)	$ (3.8)	$ (0.3)	$ 3.0	$ 6.2	$ 8.3	$ 9.7
Margin %	NM	NM	NM	NM	10.4%	17.6%	20.6%	22.3%
Interest Expense	$ 0.2	$ 0.2	$ 0.2	$ 0.0	$ -	$ -	$ -	$ -
Amortization	1.0	0.4	0.0	0.0	0.0	0.0	0.1	0.1
Depreciation	0.0	0.1	0.3	0.2	0.3	0.3	0.2	0.2
Interest Income	(0.2)	(0.1)	(0.1)	(0.1)	(0.2)	(0.2)	(0.3)	(0.4)
Derivative Financial Instrument Gain				(0.1)	-	-	-	-
Income Tax Expense (Net of NOL Carryforward) (2)	-	-	-	-	-	-	0.1	3.8
Net Income (Loss)	$ (4.8)	$ (2.8)	$ (4.2)	$ (0.3)	$ 2.8	$ 6.2	$ 8.2	$ 6.0

Source: Target Management Case provided by management.

(1) Excludes $5.6 million of warrant expense from Overhead costs in 2005.

(2) Assumes available NOL offsets income tax expense. At December 31, 2006 and 2005, Spike had federal net operating loss carryforwards of approximately $16,200,000 and $18,500,000, respectively, which expire at various intervals from the years 2019 to 2025.

Jefferies

Company Overview

Historical and Projected Financial Performance – Conservative Management Case

($Millions)

Fiscal Year Ending December 31,	2003 Actual	2004 Actual	2005 Actual	2006 Actual	2007 Budget	2008 Projection	2009 Projection	2010 Projection
Revenue								
National Sponsorship Fees	$ 5.9	$ 9.3	$ 12.2	$ 16.7	$ 21.0	$ 23.1	$ 25.4	$ 28.0
Activation Fees	-	0.8	0.6	0.6	0.7	0.9	1.1	1.2
Total Local Revenue	0.7	1.6	2.1	3.3	3.7	5.5	5.2	4.9
Other Revenue Streams:								
Sanctioning Fees	0.3	-	-	-	-	-	-	-
Indoor Showcase and Other Exhibition Events	-	-	-	-	0.2	0.3	0.4	0.4
International Television Licensing, Sponsorship and Merchandising	0.0	0.1	0.0	0.1	0.2	0.2	0.3	0.3
Trademark Licensing	0.2	0.3	0.4	0.6	0.8	0.9	1.2	1.4
Site Fees and State Grants	0.1	0.1	0.1	-	-	-	-	-
Grass Roots Marketing	0.1	0.1	0.1	0.2	0.2	0.2	0.2	0.2
Other	0.1	0.0	-	0.0	-	-	-	-
Total Other Revenue	0.8	0.6	0.6	1.0	1.3	1.5	2.0	2.3
Total Revenue	$ 7.4	$ 12.3	$ 15.6	$ 21.5	$ 26.8	$ 31.1	$ 33.7	$ 36.4
Total Direct Costs	6.5	9.2	11.8	14.8	16.9	18.5	19.6	20.7
Gross Margin	0.9	3.2	3.8	6.7	9.8	12.6	14.1	15.7
%	12%	26%	24%	31%	37%	41%	42%	43%
Total Overhead Costs (1)	4.6	5.3	7.6	7.0	8.3	10.4	12.2	12.9
Total Expenses	11.2	14.5	19.4	21.8	25.2	28.9	31.8	33.6
EBITDA and Extra Ordinary Items	$ (3.8)	$ (2.1)	$ (3.8)	$ (0.3)	$ 1.6	$ 2.2	$ 1.9	$ 2.8
Margin%	NM	NM	NM	NM	5.9%	7.0%	5.5%	7.7%
Interest Expense	$ 0.2	$ 0.2	$ 0.2	$ 0.0	$ -	$ -	$ -	$ -
Amortization	1.0	0.4	0.0	0.0	0.0	0.0	0.1	0.1
Depreciation	0.0	0.1	0.3	0.2	0.3	0.3	0.2	0.2
Interest Income	(0.2)	(0.1)	(0.1)	(0.1)	(0.2)	(0.2)	(0.2)	(0.2)
Derivative Financial Instrument Gain				(0.1)	-	-	-	-
Income Tax Expense (Net of NOL Carryforward) (2)	-	-	-	-	-	-	-	-
Net Income (Loss)	$ (4.8)	$ (2.8)	$ (4.2)	$ (0.3)	$ 1.4	$ 2.1	$ 1.7	$ 2.7

Source: Conservative Management Case provided by management.

(1) Excludes $5.6 million of warrant expense from Overhead costs in 2005.

(2) Assumes available NOL offsets income tax expense. At December 31, 2006 and 2005, Spike had federal net operating loss carryforwards of approximately $16,200,000 and $18,500,000, respectively, which expire at various intervals from the years 2019 to 2025.

Jefferies

Company Overview

Balance Sheet as of December 31, 2006

($Millions)

	As of December 31, 2006
Assets	
Current Assets	
Cash and Cash Equivalents	$ 5.1
Accounts Receivable	2.7
Prepaid Expenses	0.2
Other Current Assets	0.3
Total Current Assets	8.2
Property and Equipment, net	0.3
Other Assets	0.1
Total Assets	**$ 8.7**
Liabilities and Stockholders' Equity	
Current Liabilities	
Notes Payable	$ -
Accounts Payable	0.5
Accrued Expenses	1.0
Deferred Revenue	1.1
Total Current Liabilities	2.6
Non-Current Liabilities	0.2
Total Liabilities	2.8
Stockholders' Equity	
Preferred Stock	
Series A Convertible Preferred Stock	-
Series B Convertible Preferred Stock	0.0
Common Stock	0.0
Additional Paid-in Capital	39.1
Accumulated Deficit	(33.2)
Total Stockholders' Equity	5.9
Total Liabilities and Stockholders' Equity	**$ 8.7**

Source: 10-K, December 31, 2006.

Company Overview

January 2006 – Present: Equity Performance



Volume (in thousands)
Price
800000
700000
600000
500000
400000
300000
200000
100000
0
$2.00
$1.50
$1.00
$0.50
$0.00
Jan-06
Mar-06
May-06
Jul-06
Sep-06
Nov-06
Jan-07
Mar-07
Volume
Price

Key Events

1. Jan. 26, 2006: Announces 2006 schedule; Spike Tour grows to 16 events, adding new cities with record prize money at stake
2. Apr. 17, 2006: Spike signs title sponsorship deal with CROCS
3. Dec. 14, 2006: Announces new addition to 2007 Tour schedule; 2007 Tour expands to include Charleston, SC
4. Jan. 19, 2007: Announces the premiere of Indoor Beach Volleyball in Albany, NY
5. Mar. 9, 2007: Announces partnership with HEAT Group Enterprises
6. Mar. 15, 2007: William J. Chardavoyne Appointed Interim Chief Financial Officer; Andrew Reif stepping down as Chief Operating Officer and Chief Financial Officer
7. Mar. 27, 2007: Announces three-year extension of sponsorship deal with Nature Valley Granola bars

Financial Events

1. Mar. 3, 2006: Announces 2005 full year results: Total revenue increased 27% to $15.6mm, compared to 2004 total revenue of $12.3mm and net loss increased to $(9.0)mm for 2005, from $(2.9)mm for 2004
2. May 4, 2006: sold 2,941,180 shares of common stock and five-year warrants to purchase 588,236 shares of common stock at price of $1.00 per share, at an implied valuation of $0.85 per share, to Diker Mgmt, for a total price $2.5 mm. Oppenheimer & Co., Inc. acted as the placement agent
3. May 15, 2006: Announces 2006 Q1 results: Total revenue was $122,816, compared to $103,956 for the same period prior year and net loss narrowed to $(1.5)mm for Q1 2006, compared to $(4.9)mm for Q1 2005
4. Jun. 14, 2006: Sold 705,882 units, each unit consisting of five shares of the Company's common stock, par value $0.001 per share and a five-year warrant to purchase one share of common stock at price of $1.00 per share, at an implied valuation of $0.85 per share, to AmTrust International Underwriters, for a total price $3.0 mm
5. Aug. 15, 2006: Announces 2006 Q2 financial results: Total revenue increased 70% to $7.3mm and net loss was ($38,418), compared to a net loss of ($2,020,808) for Q2 2005
6. Nov. 14, 2006: Reports Record 2006 Q3 financial results: Generated revenue of $13.8mm for the Q3 2006, an increase of 41% YoY, and net income of $2.6mm
7. Mar. 28, 2007: Announces 2006 full year results: Generated revenue of $21.5mm in 2006, an increase of 38% YoY, and net loss decreased to $(0.34)mm compared to $(8.96)mm in 2005

Jefferies

Source: Company website, Company filings, Factset.

Spike One Year Stock Performance

April 4, 2006 to April 4, 2007

Spike Stock Price Performance	
As of 4-4-2007	$1.50
30-Day Average	$1.43
90-Day Average	$1.27
120-Day Average	$1.13
1-Year Average	$0.97
52-week High	$1.75
52-week Low	$0.55



$2.00
$1.75
$1.50
$1.25
$1.00
$0.75
$0.50
$0.25
$0.00
Apr-06
May-06
Jun-06
Jul-06
Aug-06
Sep-06
Oct-06
Nov-06
Dec-06
Jan-07
Feb-07
Mar-07
Apr-07
$1.75
$1.50
$1.23
$0.97
$0.55

Key
1-Year Average:
52-Week High:
52-Week Low:
Shamrock Offer:
Current Price:

Source: FactSet

Company Relative Stock Performance

LTM Indexed Stock Performance Relative to Peer Group and Relevant Index

As of April 4, 2007:
Spike – 57.9%
S&P Small Cap – 5.7%
S&P 500 – 10.2%
Nasdaq – 4.8%



80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
Apr-06
May-06
Jun-06
Jul-06
Aug-06
Sep-06
Oct-06
Oct-06
Nov-06
Dec-06
Jan-07
Feb-07
Mar-07
Spike
S&P Small Cap
S&P 500
Nasdaq

Source: FactSet.

Jefferies

Company LTM Trading Volume Analysis

Weighted Avg. Price/Share:
$1.04

Total Shares Traded:
4,111,641 shares

Average Daily Volume:
16,316 shares

Percentage of Shares Traded


35.0%
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
100.0%
80.0%
60.0%
40.0%
20.0%
0.0%
3.9%
3.9%
24.6%
28.4%
32.9%
61.3%
8.2%
69.5%
17.5%
87.1%
12.9%
100.0%
$0.43 - $0.63
$0.63 - $0.83
$0.83 - $1.03
$1.03 - $1.23
$1.23 - $1.43
$1.43+

Shares Traded (000's)	**159**	**1,010**	**1,351**	**338**	**720**	**532**

Percentage of Shares Traded in Range — Cumulative Percent of Shares Traded

Source: FactSet.
Note: LTM is Latest Twelve Months as of April 4, 2007.

Jefferies

Spike Overview

Management and Directors

Management

Name	Age	Years with Company	Title
Leonard Armato	54	6	Chief Executive Officer and Chairman
William J. Chardavoyne	54	1	Interim Chief Financial Officer
Bruce Binkow	50	6	Chief Marketing Officer
Thomas Torii	40	5	Controller

Board of Directors

Name	Age	Years on the Board	Title / Prior Experience
Leonard Armato	54	2	Chief Executive of Management Plus Enterprises, Inc.
Bruce Binkow	50	2	Executive Vice President at Management Plus Enterprises, Inc.
William J. Chardavoyne	54	1	CFO for Activision; CFO for Movietown.com
Philip Guarascio	65	2	Consultant for the National Football League; President of Marketing and Advertising for General Motors (N.A.)
Jack Kemp	71	2	Founder and Chairman of Kemp Partners; United States House of Representatives
Scott Painter	38	2	Chairman and Chief Executive Officer of Zag.com; Chief Executive Officer of CarsDirect.com; Founder and Chairman of Build-To-Order, Inc.
Brett Yormark	40	1	President and CEO of Nets Sports and Entertainment; Vice President, corporate marketing, NASCAR
Kathy Vrabeck	43	1	Former President of Activision Publishing

Source: The Company's SEC filings (10-K, 12/31/06).

Spike Overview

Common Equity Ownership Table

Ownership Summary [(1)]

Holders	Basic Shares (000s)	% of Basic Shares	FD Shares (000s)	% of FD Shares
Top Institutional Holders				
AmTrust International Insurance	3,529	17.8%	4,235	13.9%
Diker Management	2,706	13.6%	3,247	10.6%
FOX	2,345	11.8%	2,345	7.7%
AEG	1,129	5.7%	1,129	3.7%
Highbridge	-	0.0%	1,027	3.4%
Top Institutional Holders	**9,710**	**49.0%**	**11,984**	**39.2%**
Top Insider Holders				
Leonard Armato	1,796	9.1%	8,263	27.0%
Bruce Brinkow	-	0.0%	1,895	6.2%
Andrew Reif	-	0.0%	982	3.2%
Scott Painter	8	0.0%	783	2.6%
Philip Guarascio	9	0.0%	169	0.6%
All Other Directors and Executive Officers	39	0.2%	112	0.4%
Total Insider Holders	**1,852**	**9.3%**	**12,203**	**39.9%**
Remaining Shares Outstanding	8,263	41.7%	6,386	20.9%
Total Shares	**19,825**	**100.0%**	**30,573**	**100.0%**

Jefferies

Source: Company Management.
(1) Includes options based on April 4, 2007 closing stock price and treasury stock method. Series B Preferred shares treated as converted to 1.930 million common shares.

Valuation Analysis

Valuation Summary

Methodologies

- Jefferies' approach to valuing the Company utilizes several complementary methodologies, including:
  - **Comparable public company analysis**, which values a target company by reference to publicly-traded companies with similar products, similar operating and financial characteristics and servicing similar markets
  - **Precedent Transaction analysis**, a method of valuing a business relative to recent M&A transactions involving similar businesses
  - **Discounted cash flow ("DCF") analysis**, which values a company as the sum of its unlevered (before financing costs) free cash flows over a forecast period and the company's terminal or residual value at the end of the forecast period
  - **Present value of projected share price**, which projects the future share price based on forecasted financial results and discounts the value to the present day
  - **Trading Liquidity analysis**, which reviews the trading volume of a stock relative to the average trading volume of broad market averages
  - **Premia paid analysis**, a method of valuing a target business by analyzing the premia paid in selected M&A transactions
  - Jefferies did not attribute any particular weight to any analysis, methodology or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor; accordingly, Jefferies' analyses must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein

Valuation Analysis

Methodologies (continued)

- Determining the appropriate valuation for Spike is challenging, and our analysis should be read with a number of factors in mind
  - The Company's business model is not shared by any other publicly traded company
  - While we have considered the trading and operating characteristics of a number of publicly traded companies, the unique nature of the Company's main business lessens the relevance of comparable public company analysis and the precedent transactions analysis

Valuation Summary – Target Management Case

Methodology	Implied Share Price (1)	Relevant Metrics
Comparable Public Comps -- Micro Caps		Ranges derived using two deviations from the median multiples of the total comparable set
LTM Revenue	$0.47 – $0.76	LTM Revenue Multiples of 0.6x – 1.0x
2007E Revenue - Target Case	$0.61 – $0.97	2007E Revenue Multiples of 0.6x – 1.0x
2008E Revenue - Target Case	$0.51 – $0.97	2008E Revenue Multiples of 0.4x – 0.8x
2007E EBITDA - Target Case	$0.68 – $0.87	2007E EBITDA Multiples of 6.4x – 8.4x
2008E EBITDA - Target Case	$1.22 – $1.59	2008E EBITDA Multiples of 5.9x – 7.9x
Precedent Transactions - LTM Revenue	$0.54 – $0.83	LTM Revenue Multiples of 0.7x – 1.1x
DCF Target Case - EBITDA Multiple	$0.97 – $1.26	Discount Rate from 26.0% to 30.0%; Terminal EBITDA Multiple of 5.5x – 7.5x
DCF Target Case - Perpetual Growth	$0.70 – $0.85	Discount Rate from 26.0% to 30.0%; Perpetual Growth Rate of 5.0% – 7.0%
PV Projected Price - Target Case	$0.65 – $1.00	Discount Rate from 26.0% to 30.0%; Terminal EBITDA Multiple of 5.5x – 7.5x

Shamrock Offer: $1.23

Axis: $0.00 $0.20 $0.40 $0.60 $0.80 $1.00 $1.20 $1.40 $1.60 $1.80 $2.00

(1) Based on fully diluted share using the treasury method.

Jefferies

Valuation Summary – Conservative Management Case

Methodology	Implied Share Price (1)	Relevant Metrics
Comparable Public Comps -- Micro Caps		Ranges derived using two deviations from the median multiples of the total comparable set
LTM Revenue	$0.47 – $0.76	LTM Revenue Multiples of 0.6x – 1.0x
2007E Revenue - Conservative Case	$0.58 – $0.93	2007E Revenue Multiples of 0.6x – 1.0x
2008E Revenue - Conservative Case	$0.45 – $0.87	2008E Revenue Multiples of 0.4x – 0.8x
2007E EBITDA - Conservative Case	$0.37 – $0.48	2007E EBITDA Multiples of 6.4x – 8.4x
2008E EBITDA - Conservative Case	$0.46 – $0.61	2008E EBITDA Multiples of 5.9x – 7.9x
Precedent Transactions - LTM Revenue	$0.54 – $0.83	LTM Revenue Multiples of 0.7x – 1.1x
DCF Conservative Case - EBITDA Multiple	$0.34 – $0.44	Discount Rate from 26.0% to 30.0%; Terminal EBITDA Multiple of 5.5x – 7.5x
DCF Conservative Case - Perpetual Growth	$0.29 – $0.36	Discount Rate from 26.0% to 30.0%; Perpetual Growth Rate of 5.0% – 7.0%
PV Projected Price - Conservative Case	$0.19 – $0.29	Discount Rate from 26.0% to 30.0%; Terminal EBITDA Multiple of 5.5x – 7.5x


Shamrock Offer
$1.23
$0.00 $0.20 $0.40 $0.60 $0.80 $1.00 $1.20 $1.40 $1.60 $1.80 $2.00

(1) Based on fully diluted share using the treasury method.

Jefferies

Valuation Analysis

Comparable Company Analysis – Micro Cap Media Companies

($Millions, except per share amounts)

- Given the unique nature of Spike's main business, no public company is directly comparable. Therefore, we have reviewed the trading multiples of a number of micro-cap companies in the media sector
- GEE and WPTE were included because they offer sports and gaming league-related services, but with very different business models than Spike

Company	Ticker	Current Price as of 4/4/2007	Market Cap. (1)	Total Enterprise Value (2)	TEV / Revenue LTM	TEV / Revenue 2007E (3)	TEV / Revenue 2008E (3)	TEV / EBITDA LTM	TEV / EBITDA 2007E (3)	TEV / EBITDA 2008E (3)
Access Worldwide Communications Inc.	OTCBB:AWWC	$ 1.05	$ 18.8	$ 26.9	0.6x	0.8x	0.6x	16.0x	22.4x	7.5x
Broadview Institute, Inc.	OTCBB:BVII	1.70	13.8	13.3	1.3x	N/A	N/A	12.7x	N/A	N/A
Burst Media Corporation	AIM:BRST	0.49	36.3	23.3	1.0x	0.9x	0.8x	10.2x	7.5x	6.3x
CoActive Marketing Group Inc.	NasdaqSC:CMKG	1.93	13.9	14.1	0.1x	N/A	N/A	6.6x	N/A	N/A
Datascension Inc.	OTCBB:DSEN	0.50	9.0	11.5	0.8x	N/A	N/A	20.8x	N/A	N/A
EMAK Worldwide Inc.	NasdaqNM:EMAK	5.01	29.4	20.7	0.1x	N/A	N/A	30.3x	N/A	N/A
Global Entertainment Corp.	GEE	5.08	33.2	22.7	1.0x	0.9x	0.6x	N/M	N/M	17.5x
Guideline, Inc.	OTCBB:GDLN	1.10	23.0	26.2	0.6x	N/A	N/A	8.0x	N/A	N/A
Questar Assessment, Inc.	OTCBB:TASA	5.50	16.6	29.4	1.0x	0.7x	N/A	11.1x	5.7x	N/A
Traffix Inc.	NasdaqNM:TRFX	5.50	80.8	50.7	0.7x	0.7x	0.6x	8.7x	7.2x	6.3x
WPT Enterprises Inc.	WTPE	4.98	102.9	63.3	2.2x	2.6x	2.1x	N/M	N/M	N/M
				Mean	0.8x	1.1x	0.9x	13.8x	10.7x	9.4x
				Median	0.8x	0.8x	0.6x	11.1x	7.4x	6.9x
				High	2.2x	2.6x	2.1x	30.3x	22.4x	17.5x
				Low	0.1x	0.7x	0.6x	6.6x	5.7x	6.3x
Spike @ Market - Target Mgmt Case		$ 1.50	$ 45.9	$ 45.9	2.1x	1.6x	1.3x	NM	15.5x	7.4x
Spike @ Proposed Offer - Target Mgmt Case		1.23	36.9	36.9	1.7x	1.3x	1.0x	NM	12.5x	6.0x

Companies selected using the following criteria: U.S. companies, Market Capitalizations of less than $100.0 million, positive EBITDA , less than 10% EBITDA margins, Total Enterprise Value of less than $50.0 million, and industry classification of media.

(1) Market capitalization calculated based on total fully diluted shares outstanding multiplied by the current stock price.

(2) Total enterprise value calculated as market capitalization plus total debt, capital leases, preferred stock and minus cash, cash equivalents, marketable securities, investments, and excludes restricted stock.

(3) Projected Financials taken from Wall St. Research, except Spike which is based on Target Management projections.

Jefferies

Valuation Analysis

Comparable Company Analysis – Micro Cap Media Companies

($Millions, except per share amounts)

Company	Revenue LTM	Revenue 2007E (1)	Revenue 2008E (1)	2006 - 2007 % Growth	EBITDA LTM	EBITDA 2007E (1)	EBITDA 2008E (1)	% EBITDA Margin LTM	% EBITDA Margin 2007E	% EBITDA Margin 2008E
Access Worldwide Communications Inc.	$ 45.4	$ 35.2	$ 43.7	(22.5%)	$ 1.7	$ 1.2	$ 3.6	3.7%	3.4%	8.2%
Broadview Institute, Inc.	10.6	N/A	N/A	N/A	1.1	N/A	N/A	10.0%	N/A	N/A
Burst Media Corporation	23.5	26.3	29.0	12.0%	2.3	3.1	3.7	9.7%	11.7%	12.8%
CoActive Marketing Group Inc.	105.9	N/A	N/A	N/A	2.1	N/A	N/A	2.0%	N/A	N/A
Datascension Inc.	13.7	N/A	N/A	N/A	0.6	N/A	N/A	4.0%	N/A	N/A
EMAK Worldwide Inc.	181.4	N/A	N/A	N/A	0.7	N/A	N/A	0.4%	N/A	N/A
Global Entertainment Corp.	22.6	26.7	38.1	18.1%	(1.5)	(0.4)	1.3	NM	NM	3.4%
Guideline, Inc.	46.2	N/A	N/A	N/A	3.3	N/A	N/A	7.1%	N/A	N/A
Questar Assessment, Inc.	30.2	42.4	N/A	40.4%	2.6	5.2	N/A	8.7%	12.2%	N/A
Traffix Inc.	72.8	75.0	83.0	3.0%	5.8	7.0	8.0	8.0%	9.3%	9.6%
WPT Enterprises Inc.	29.3	24.0	30.2	(18.0%)	0.9	(4.7)	0.2	3.1%	NM	0.7%
Spike - Target Mgmt Case	$ 21.5	$ 28.3	$ 35.3	32.0%	$ (0.4)	$ 3.0	$ 6.2	NM	10.4%	17.6%

Companies selected using the following criteria: U.S. companies, Market Capitalizations of less than $100.0 million, positive EBITDA , less than 10% EBITDA margins, Total Enterprise Value of less than $50.0 million, and industry classification of media.

(1) Projected Financials taken from Wall St. Research, except Spike which is based on Management projections.

Jefferies

Valuation Analysis

Precedent Transactions Analysis

($Millions)

- Select transactions in Micro Cap Media sector *

Date Announced	Acquiror	Target	Transaction Value	LTM Revenue (1)	LTM EBITDA (1)	EBITDA Margin	Transaction Value / Revenue (1)	Transaction Value / EBITDA (1)	Premium to Announcement T-1 Day	T-1 Week	T-4 Weeks
08/04/06	infoUSA Inc	Opinion Research Corp	$ 134.3	$ 192.0	$ 15.1	7.9%	0.7x	8.9x	106.2%	114.3%	113.9%
03/20/06	Vista Group Holdings LLC	Outlook Group Corp	47.0	84.9	7.6	9.0%	0.6x	6.2x	16.7%	21.5%	28.6%
09/20/04	Lamar Advertising Co	Obie Media Corp	66.0	47.4	3.6	7.5%	1.4x	18.6x	46.1%	47.4%	55.6%
11/21/03	Management-led Investor group	Integrity Media Inc	52.4	69.9	8.7	12.5%	0.7x	6.0x	82.1%	72.4%	74.3%
08/01/03	Eastman Kodak Co.	Laser-Pacific Media Corp	30.5	35.4	8.9	25.1%	0.9x	3.4x	36.6%	35.3%	76.6%
11/19/02	Scientific Games Corp	MDI Entertainment Inc	21.9	17.0	3.4	19.9%	1.3x	6.4x	45.5%	60.0%	41.6%
02/14/02	Mosaic Media Group Inc, Jules Haimovitz, and CDP Capital Communications	Dick Clark Productions inc	72.1	45.1	7.6	16.8%	1.6x	9.5x	32.7%	49.5%	46.5%
						High	1.6x	18.6x	106.2%	114.3%	113.9%
						Median	0.9x	6.4x	45.5%	49.5%	55.6%
						Mean	1.0x	8.4x	52.3%	57.2%	62.4%
						Low	0.6x	3.4x	16.7%	21.5%	28.6%
	Shamrock	Spike	$ 36.9	$ 21.5	$ (0.3)	NM	1.7x	NM			

Source: Securities Data Corporation and public filings.

* Transactions announced between 1/1/2002 to 4/4/2007, Advertising & Marketing, Broadcasting, Motion Pictures / Audio Visual, Other Media & Entertainment, Publishing, Recreation & Leisure sectors, Enterprise Value at announcement of less than $150 million and target market value 4 weeks prior to announcement of less than $200 million.

(1) LTM refers to latest twelve months.

Jefferies

Valuation Analysis – Target Management Case

Discounted Cash Flow Analysis – EBITDA multiple

($Millions, except per share data)

	Q2-Q4 2007E	2007E	2008P	2009P	2010P
Revenue	$ 28.2	$ 28.3	$ 35.3	$ 40.3	$ 43.5
Revenue Growth		*31.8%*	*24.7%*	*14.2%*	*7.8%*
EBITDA	$ 4.5	$ 3.0	$ 6.2	$ 8.3	$ 9.7
EBITDA Growth	*NM*	*NM*	*110.2%*	*34.0%*	*16.6%*
EBITDA Margin	*15.8%*	*10.4%*	*17.6%*	*20.6%*	*22.3%*
EBIT	$ 4.2	$ 2.7	$ 5.9	$ 8.0	$ 9.4
Taxes	-	-	-	(0.1)	(3.8)
Tax Rate	*0.0%*	*0.0%*	*0.0%*	*1.9%*	*40.0%*
EBIAT	$ 4.2	$ 2.7	$ 5.9	$ 7.9	$ 5.6
Plus:					
Depreciation & Amortization	0.3	0.3	0.3	0.3	0.3
Less:					
Capital Expenditures	$ (0.3)	$ (0.4)	$ (0.3)	$ (0.4)	$ (0.3)
Δ in WC	(0.2)	(0.2)	(0.2)	(0.1)	(0.1)
Unlevered Free Cash Flow	$ 4.0	$ 2.4	$ 5.8	$ 7.6	$ 5.6
Unlevered Free Cash Flow Margin	*14.1%*	*8.5%*	*16.3%*	*18.9%*	*12.9%*
Discounted Cash Flow	$ 3.3		$ 3.7	$ 3.9	$ 2.2

Assumptions	
WACC	28.0%
Terminal EBITDA Multiple	6.5x

		% of TEV
EBITDA in 2010	$ 9.7	
Terminal Value	63.1	
Present Value of Terminal Value	$ 19.5	59.8%
Present Value of Free Cash Flow	13.2	40.2%
Total Enterprise Value	$ 32.7	100.0%
Less: Net Debt [(2)]	-	
Implied Equity Value	$ 32.7	
Basic Shares	19.8	
Shares from Dilution	9.8	
Fully-Diluted Shares	29.6	
Implied Share Price	$ 1.10	

Total Enterprise Value

WACC	Terminal Year EBITDA Multiple 5.50x	6.00x	6.50x	7.00x	7.50x
26.0%	$31.4	$33.0	$34.6	$36.3	$37.9
27.0%	$30.5	$32.1	$33.6	$35.2	$36.8
28.0%	$29.7	$31.2	$32.7	$34.2	$35.7
29.0%	$28.9	$30.3	$31.8	$33.2	$34.7
30.0%	$28.1	$29.5	$30.9	$32.3	$33.7

Total Equity Value

WACC	Terminal Year EBITDA Multiple 5.50x	6.00x	6.50x	7.00x	7.50x
26.0%	$31.4	$33.0	$34.6	$36.3	$37.9
27.0%	$30.5	$32.1	$33.6	$35.2	$36.8
28.0%	$29.7	$31.2	$32.7	$34.2	$35.7
29.0%	$28.9	$30.3	$31.8	$33.2	$34.7
30.0%	$28.1	$29.5	$30.9	$32.3	$33.7

Implied Share Price [(1)]

WACC	Terminal Year EBITDA Multiple 5.50x	6.00x	6.50x	7.00x	7.50x
26.0%	$1.07	$1.11	$1.16	$1.21	$1.26
27.0%	$1.04	$1.09	$1.13	$1.18	$1.23
28.0%	$1.01	$1.06	$1.10	$1.15	$1.19
29.0%	$0.99	$1.03	$1.08	$1.12	$1.16
30.0%	$0.97	$1.01	$1.05	$1.09	$1.13

Implied Perpetual Growth Rate

WACC	Terminal Year EBITDA Multiple 5.50x	6.00x	6.50x	7.00x	7.50x
26.0%	14.0%	14.9%	15.7%	16.4%	17.0%
27.0%	14.9%	15.8%	16.6%	17.3%	17.9%
28.0%	15.8%	16.7%	17.5%	18.2%	18.8%
29.0%	16.7%	17.7%	18.5%	19.1%	19.8%
30.0%	17.6%	18.6%	19.4%	20.1%	20.7%

Note: Valuation date is 3/31/07. Only the projected financial results of Q2 to Q42007 are considered in the discounted cash flow for 2007. The DCF does not include management's estimated Q12007 net loss of $1.5 million.

(1) Implied share price calculated using fully-diluted shares using the treasury stock method; Series B Preferred shares treated as converted to 1.930 million common shares.

(2) Cash balance of $5.1 million assumed to be netted out as the balance represents prepayments from sponsors.

Jefferies

Valuation Analysis – Conservative Management Case

Discounted Cash Flow Analysis – EBITDA multiple

($Millions, except per share data)

	Q2-Q4 2007E	2007E	2008P	2009P	2010P
Revenue	$ 26.6	$ 26.8	$ 31.1	$ 33.7	$ 36.4
Revenue Growth	*0.0%*	*24.5%*	*16.1%*	*8.4%*	*8.0%*
EBITDA	$ 3.1	$ 1.6	$ 2.2	$ 1.9	$ 2.8
EBITDA Growth	*NM*	*NM*	*36.1%*	*-14.0%*	*50.0%*
EBITDA Margin	*11.6%*	*5.9%*	*7.0%*	*5.5%*	*7.7%*
EBIT	$ 2.8	$ 1.3	$ 1.9	$ 1.5	$ 2.5
Taxes	-	-	-	-	-
Tax Rate	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*
EBIAT	$ 2.8	$ 1.3	$ 1.9	$ 1.5	$ 2.5
Plus:					
Depreciation & Amortization	0.3	0.3	0.3	0.3	0.3
Less:					
Capital Expenditures	$ (0.3)	$ (0.4)	$ (0.3)	$ (0.4)	$ (0.3)
Δ in WC	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)
Unlevered Free Cash Flow	$ 2.6	$ 1.1	$ 1.8	$ 1.4	$ 2.5
Unlevered Free Cash Flow Margin	*9.9%*	*4.0%*	*5.8%*	*4.1%*	*6.8%*
Discounted Cash Flow	$ 2.2		$ 1.2	$ 0.7	$ 1.0

Assumptions	
WACC	28.0%
Terminal EBITDA Multiple	6.5x

		% of TEV
EBITDA in 2010	$ 2.8	
Terminal Value	18.1	
Present Value of Terminal Value	$ 5.6	52.6%
Present Value of Free Cash Flow	5.0	47.4%
Total Enterprise Value	$ 10.6	100.0%
Less: Net Debt [2]	-	
Implied Equity Value	$ 10.6	
Basic Shares	19.8	
Shares from Dilution	7.6	
Fully-Diluted Shares	27.5	
Implied Share Price	$ 0.39	

Total Enterprise Value

WACC	Terminal Year EBITDA Multiple 5.50x	6.00x	6.50x	7.00x	7.50x
26.0%	$10.3	$10.8	$11.2	$11.7	$12.2
27.0%	$10.0	$10.5	$10.9	$11.4	$11.8
28.0%	$9.8	$10.2	$10.6	$11.1	$11.5
29.0%	$9.5	$10.0	$10.4	$10.8	$11.2
30.0%	$9.3	$9.7	$10.1	$10.5	$10.9

Total Equity Value

WACC	Terminal Year EBITDA Multiple 5.50x	6.00x	6.50x	7.00x	7.50x
26.0%	$10.3	$10.8	$11.2	$11.7	$12.2
27.0%	$10.0	$10.5	$10.9	$11.4	$11.8
28.0%	$9.8	$10.2	$10.6	$11.1	$11.5
29.0%	$9.5	$10.0	$10.4	$10.8	$11.2
30.0%	$9.3	$9.7	$10.1	$10.5	$10.9

Implied Share Price [1]

WACC	Terminal Year EBITDA Multiple 5.50x	6.00x	6.50x	7.00x	7.50x
26.0%	$0.38	$0.39	$0.41	$0.43	$0.44
27.0%	$0.37	$0.38	$0.40	$0.41	$0.43
28.0%	$0.36	$0.37	$0.39	$0.40	$0.42
29.0%	$0.35	$0.36	$0.38	$0.39	$0.41
30.0%	$0.34	$0.35	$0.37	$0.38	$0.40

Implied Perpetual Growth Rate

WACC	Terminal Year EBITDA Multiple 5.50x	6.00x	6.50x	7.00x	7.50x
26.0%	8.6%	9.8%	10.9%	11.9%	12.7%
27.0%	9.4%	10.7%	11.8%	12.8%	13.6%
28.0%	10.3%	11.6%	12.7%	13.6%	14.5%
29.0%	11.1%	12.4%	13.6%	14.5%	15.4%
30.0%	12.0%	13.3%	14.4%	15.4%	16.3%

Note: Valuation date is 3/31/07. Only the projected financial results of Q2 to Q42007 are considered in the discounted cash flow for 2007. The DCF does not include management's estimated Q12007 net loss of $1.5 million.

(1) Implied share price calculated using fully-diluted shares using the treasury stock method; Series B Preferred shares treated as converted to 1.930 million common shares.
(2) Cash balance of $5.1 million assumed to be netted out as the balance represents prepayments from sponsors.

Valuation Analysis – Target Management Case

Discounted Cash Flow Analysis – Perpetual Growth

($Millions, except per share data)

	Q2-Q4 2007E	2007E	2008P	2009P	2010P
Revenue	$ 28.2	$ 28.3	$ 35.3	$ 40.3	$ 43.5
Revenue Growth		*31.8%*	*24.7%*	*14.2%*	*7.8%*
EBITDA	$ 4.5	$ 3.0	$ 6.2	$ 8.3	$ 9.7
EBITDA Growth	*NM*	*NM*	*110.2%*	*34.0%*	*16.6%*
EBITDA Margin	*15.8%*	*10.4%*	*17.6%*	*20.6%*	*22.3%*
EBIT	$ 4.2	$ 2.7	$ 5.9	$ 8.0	$ 9.4
Taxes	-	-	-	(0.1)	(3.8)
Tax Rate	*0.0%*	*0.0%*	*0.0%*	*1.9%*	*40.0%*
EBIAT	$ 4.2	$ 2.7	$ 5.9	$ 7.9	$ 5.6
Plus:					
Depreciation & Amortization	0.3	0.3	0.3	0.3	0.3
Less:					
Capital Expenditures	$ (0.3)	$ (0.4)	$ (0.3)	$ (0.4)	$ (0.3)
Δ in WC	(0.2)	(0.2)	(0.2)	(0.1)	(0.1)
Unlevered Free Cash Flow	$ 4.0	$ 2.4	$ 5.8	$ 7.6	$ 5.6
Unlevered Free Cash Flow Margin	*14.1%*	*8.5%*	*16.3%*	*18.9%*	*12.9%*
Discounted Cash Flow	$ 3.3		$ 3.7	$ 3.9	$ 2.2

Assumptions	
WACC	28.0%
Perpetual Growth Rate	6.0%

Unlevered FCF in 2011	$ 6.0	
Perpetual Growth Rate	6.0%	
Terminal Value	$ 27.1	
Implied Terminal Value Exit EBITDA Multiple	2.8x	
		% of TEV
Present Value of Terminal Value	$ 8.4	*38.9%*
Present Value of Free Cash Flow	13.2	*61.1%*
Total Enterprise Value	$ 21.5	*100.0%*
Less: Net Debt (2)	-	
Implied Equity Value	$ 21.5	
Basic Shares	19.8	
Shares from Dilution	8.4	
Fully-Diluted Shares	28.2	
Implied Share Price	$ 0.76	

Implied 2010 EBITDA Exit Multiple

WACC	Perpetual Growth Rate % 5.0%	5.5%	6.0%	6.5%	7.0%
26.0%	2.9x	3.0x	3.1x	3.2x	3.3x
27.0%	2.8x	2.8x	2.9x	3.0x	3.1x
28.0%	2.6x	2.7x	2.8x	2.9x	2.9x
29.0%	2.5x	2.6x	2.7x	2.7x	2.8x
30.0%	2.4x	2.5x	2.6x	2.6x	2.7x

Total Enterprise Value

WACC	Perpetual Growth Rate % 5.0%	5.5%	6.0%	6.5%	7.0%
26.0%	$23.0	$23.2	$23.5	$23.8	$24.2
27.0%	$22.0	$22.2	$22.5	$22.8	$23.0
28.0%	$21.1	$21.3	$21.5	$21.8	$22.0
29.0%	$20.3	$20.5	$20.7	$20.9	$21.1
30.0%	$19.5	$19.7	$19.9	$20.0	$20.2

Total Equity Value

WACC	Perpetual Growth Rate % 5.0%	5.5%	6.0%	6.5%	7.0%
26.0%	$23.0	$23.2	$23.5	$23.8	$24.2
27.0%	$22.0	$22.2	$22.5	$22.8	$23.0
28.0%	$21.1	$21.3	$21.5	$21.8	$22.0
29.0%	$20.3	$20.5	$20.7	$20.9	$21.1
30.0%	$19.5	$19.7	$19.9	$20.0	$20.2

Implied Share Price (1)

WACC	Perpetual Growth Rate % 5.0%	5.5%	6.0%	6.5%	7.0%
26.0%	$0.81	$0.82	$0.83	$0.84	$0.85
27.0%	$0.78	$0.79	$0.80	$0.80	$0.81
28.0%	$0.75	$0.76	$0.76	$0.77	$0.78
29.0%	$0.72	$0.73	$0.74	$0.74	$0.75
30.0%	$0.70	$0.70	$0.71	$0.72	$0.72

Note: Valuation date is 3/31/07. Only the projected financial results of Q2 to Q42007 are considered in the discounted cash flow for 2007. The DCF does not include management's estimated Q12007 net loss of $1.5 million.

(1) Implied share price calculated using fully-diluted shares using the treasury stock method; Series B Preferred shares treated as converted to 1.930 million common shares.

(2) Cash balance of $5.1 million assumed to be netted out as the balance represents prepayments from sponsors.

Jefferies

Valuation Analysis – Conservative Management Case

Discounted Cash Flow Analysis – Perpetual Growth

($Millions, except per share data)

	Q2-Q4 2007E	2007E	2008P	2009P	2010P
Revenue	$ 26.6	$ 26.8	$ 31.1	$ 33.7	$ 36.4
Revenue Growth		*24.5%*	*16.1%*	*8.4%*	*8.0%*
EBITDA	$ 3.1	$ 1.6	$ 2.2	$ 1.9	$ 2.8
EBITDA Growth	*NM*	*NM*	*36.1%*	*-14.0%*	*50.0%*
EBITDA Margin	*11.6%*	*5.9%*	*7.0%*	*5.5%*	*7.7%*
EBIT	$ 2.8	$ 1.3	$ 1.9	$ 1.5	$ 2.5
Taxes	-	-	-	-	-
Tax Rate	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*
EBIAT	$ 2.8	$ 1.3	$ 1.9	$ 1.5	$ 2.5
Plus:					
Depreciation & Amortization	0.3	0.3	0.3	0.3	0.3
Less:					
Capital Expenditures	$ (0.3)	$ (0.4)	$ (0.3)	$ (0.4)	$ (0.3)
Δ in WC	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)
Unlevered Free Cash Flow	$ 2.6	$ 1.1	$ 1.8	$ 1.4	$ 2.5
Unlevered Free Cash Flow Margin	*9.9%*	*4.0%*	*5.8%*	*4.1%*	*6.8%*
	0.75	0.75	1.75	2.75	3.75
	83.1%	83.1%	64.9%	50.7%	39.6%
Discounted Cash Flow	$ 2.2		$ 1.2	$ 0.7	$ 1.0

Assumptions	
WACC	28.0%
Perpetual Growth Rate	6.0%

		% of TEV
Unlevered FCF in 2011	$ 2.6	
Perpetual Growth Rate	6.0%	
Terminal Value	$ 11.9	
Implied Terminal Value Exit EBITDA Multiple	4.3x	
Present Value of Terminal Value	$ 3.7	42.1%
Present Value of Free Cash Flow	5.0	57.9%
Total Enterprise Value	$ 8.7	100.0%
Less: Net Debt [2]	-	
Implied Equity Value	$ 8.7	
Basic Shares	19.8	
Shares from Dilution	7.5	
Fully-Diluted Shares	27.3	
Implied Share Price	$ 0.32	

Implied 2010 EBITDA Exit Multiple

WACC \ Perpetual Growth Rate %	5.0%	5.5%	6.0%	6.5%	7.0%
26.0%	4.4x	4.6x	4.7x	4.8x	5.0x
27.0%	4.2x	4.3x	4.5x	4.6x	4.7x
28.0%	4.0x	4.1x	4.3x	4.4x	4.5x
29.0%	3.9x	4.0x	4.1x	4.2x	4.3x
30.0%	3.7x	3.8x	3.9x	4.0x	4.1x

Total Enterprise Value

WACC \ Perpetual Growth Rate %	5.0%	5.5%	6.0%	6.5%	7.0%
26.0%	$9.3	$9.4	$9.5	$9.7	$9.8
27.0%	$8.9	$9.0	$9.1	$9.2	$9.4
28.0%	$8.5	$8.6	$8.7	$8.8	$8.9
29.0%	$8.2	$8.3	$8.4	$8.4	$8.5
30.0%	$7.9	$8.0	$8.0	$8.1	$8.2

Total Equity Value

WACC \ Perpetual Growth Rate %	5.0%	5.5%	6.0%	6.5%	7.0%
26.0%	$9.3	$9.4	$9.5	$9.7	$9.8
27.0%	$8.9	$9.0	$9.1	$9.2	$9.4
28.0%	$8.5	$8.6	$8.7	$8.8	$8.9
29.0%	$8.2	$8.3	$8.4	$8.4	$8.5
30.0%	$7.9	$8.0	$8.0	$8.1	$8.2

Implied Share Price [1]

WACC \ Perpetual Growth Rate %	5.0%	5.5%	6.0%	6.5%	7.0%
26.0%	$0.34	$0.34	$0.35	$0.35	$0.36
27.0%	$0.33	$0.33	$0.33	$0.34	$0.34
28.0%	$0.31	$0.32	$0.32	$0.32	$0.33
29.0%	$0.30	$0.30	$0.31	$0.31	$0.31
30.0%	$0.29	$0.29	$0.29	$0.30	$0.30

Note: Valuation date is 3/31/07. Only the projected financial results of Q2 to Q42007 are considered in the discounted cash flow for 2007. The DCF does not include management's estimated Q12007 net loss of $1.5 million.

(1) Implied share price calculated using fully-diluted shares using the treasury stock method; Series B Preferred shares treated as converted to 1.930 million common shares.
(2) Cash balance of $5.1 million assumed to be netted out as the balance represents prepayments from sponsors.

Jefferies

Valuation Analysis – Target Management Case

Present Value of Future Share Price

($Millions, except per share data)

52 Week High	$1.75
Current Share Price as of 4/4/07	$1.50
52 Week Low	$0.55

Projected EBITDA for Fiscal Year Ending 12/31/10 US$ MM (1)	$9.71
Projected Fully-Diluted Shares Outstanding 12/31/10	30.0
Estimated future LTM EBITDA multiple	6.5 x

TARGET CASE

Calculation of Implied Share Price Based on Projected EBITDA multiples

Projected Future LTM EBITDA multiple	Spike Projected EBITDA (12/31/10) US$ MM	Implied Future TEV	Implied Future Share Price
6.5 x	$9.71	$63.1	$2.10

Present Value of Share Price Based on Projected EBITDA for Twelve Months Ended 12/31/10 at Various Discount Rates

26.00%	27.00% (2)	28.00%	29.00%	30.00%
$0.87	$0.84	$0.82	$0.79	$0.77

EBITDA multiple (1)	Implied Future Enterprise Value	Implied Future Share Price	26.00%	27.00% (2)	28.00%	29.00%	30.00%
5.5 x	$53.4	$1.78	$0.74	$0.71	$0.69	$0.67	$0.65
6.0 x	$58.2	$1.94	$0.80	$0.78	$0.76	$0.73	$0.71
6.5 x	$63.1	$2.10	$0.87	$0.84	$0.82	$0.79	$0.77
7.0 x	$67.9	$2.26	$0.94	$0.91	$0.88	$0.86	$0.83
7.5 x	$72.8	$2.43	$1.00	$0.97	$0.94	$0.92	$0.89

(1) Assumes that results are reported thirty days after the end of the period.
(2) Based on CAPM and Spike's historical beta.

Valuation Analysis – Conservative Management Case

Present Value of Future Share Price

($Millions, except per share data)

52 Week High	$1.75
Current Share Price as of 4/4/07	$1.50
52 Week Low	$0.55

Projected EBITDA for Fiscal Year Ending 12/31/10 US$ MM (1)	$2.79
Projected Fully-Diluted Shares Outstanding 12/31/10	30.0
Estimated future LTM EBITDA multiple	6.5 x

CONSERVATIVE CASE

Calculation of Implied Share Price Based on Projected EBITDA multiples

Projected Future LTM EBITDA multiple	Spike Projected EBITDA (12/31/10) US$ MM	Implied Future TEV	Implied Future Share Price
6.5 x	$2.79	$18.1	$0.60

Present Value of Share Price Based on Projected EBITDA for Twelve Months Ended 12/31/10 at Various Discount Rates

26.00%	27.00% (2)	28.00%	29.00%	30.00%
$0.25	$0.24	$0.24	$0.23	$0.22

EBITDA multiple (3)	Implied Future Enterprise Value	Implied Future Share Price	26.00%	27.00% (2)	28.00%	29.00%	30.00%
5.5 x	$15.3	$0.51	$0.21	$0.21	$0.20	$0.19	$0.19
6.0 x	$16.7	$0.56	$0.23	$0.22	$0.22	$0.21	$0.20
6.5 x	$18.1	$0.60	$0.25	$0.24	$0.24	$0.23	$0.22
7.0 x	$19.5	$0.65	$0.27	$0.26	$0.25	$0.25	$0.24
7.5 x	$20.9	$0.70	$0.29	$0.28	$0.27	$0.26	$0.26

Jefferies

(1) Assumes that results are reported thirty days after the end of the period.
(2) Based on CAPM and Spike's historical beta.

Valuation Analysis

Premia Paid Analysis

- Domestic Micro Cap transactions across all industries, except financial services (1)

All Transactions Acquiring Equity Interest of 100%

2004 - 2006: 200 Transactions, Market Value between $0 - $50m
100% stake acquired. Excludes financial services transactions.

	Premium / (Discount)		
	1 Day	1 Week	4 Weeks
High	301.9%	333.0%	450.5%
Mean	**43.6%**	**48.8%**	**53.5%**
Median	**30.4%**	**34.4%**	**38.0%**
Low	(86.7%)	(6.3%)	(40.0%)

Source: Securities Data Corporation and public filings.
(1) 200 Transactions announced between 2004 – 2006, market value between $0 – $50 million.

Valuation Analysis

Trading Liquidity Analysis

- Spike's shares are highly illiquid, with only 21,349 shares traded daily on average during the last three months, representing only 0.11% of the basic shares outstanding
- The table below compares the average daily trading volume of Spike and the average trading volumes of S&P 600 Small Cap companies. Spike's shares trade approximately one-sixth the volume (relative to outstanding shares of the S&P 600 Small Cap index)
- Spike also lacks research coverage

Spike			S&P 600 (Small Cap)		
Basic Shares Outstanding	19,824,539		Average Shares Outstanding	36,336,268	
ADTV		ADTV / Shares	ADTV		ADTV / Shares
Three Month ADTV	21,349	0.11%	Three Month ADTV	223,091	0.61%
Six Month ADTV	18,308	0.09%	Six Month ADTV	211,859	0.58%

Source: Bloomberg, FactSet.

Appendix

Comparable Company and Precedent Transaction Descriptions

Micro Cap Comparable Company Descriptions

Company Name	Company Description
Access Worldwide Communications, Inc.	▪ Access Worldwide Communications, Inc. operates as an outsourced marketing services company primarily in the United States. It provides various sales, education, and communication programs to clients in the medical, pharmaceutical, telecommunications, financial services, insurance, and consumer products industries.
Broadview Institute, Inc.	▪ Broadview Institute, Inc. engages in the media production and education businesses in the United States. Its media production business includes video and audio based television shows, communication products, and educational products.
Burst Media Corporation	▪ Burst Media Corporation operates online advertising networks and technologies for publishers and advertisers. Its network reaches approximately one in three U.S. Internet users across 3,400 Web sites, as well as delivers approximately 5 billion monthly impressions.
CoActive Marketing Group Inc.	▪ CoActive Marketing Group, Inc., through its subsidiaries, operates as an integrated sales promotional and marketing services agency. The company develops, manages, and executes sales promotion programs to help its clients to promote their goods and services directly to retailers and consumers.
Datascension Inc.	▪ Datascension, Inc., through its subsidiary, engages in the collection, storage, processing, and interpretation of data in the United States, Costa Rica, and Dominican Republic. It conducts telephone market research and provides data entry services for third parties.
EMAK Worldwide Inc.	▪ EMAK Worldwide, Inc., together with its subsidiaries, operates as a global integrated marketing services company. It focuses on the design and execution of strategy-based marketing programs in the areas of strategic planning and research, entertainment marketing, design and manufacturing of custom promotional products, promotion, event marketing, collaborative marketing, retail design, and environmental branding.
Global Entertainment Corp.	▪ Global Entertainment Corporation, through its subsidiaries, operates as an integrated event and entertainment company focused on small to mid size communities. It engages in sports management, multipurpose events center and related real estate development, facility and venue management and marketing, venue ticketing and brand licensing in the United States.

Micro Cap Comparable Company Descriptions

Company Name	Company Description
Guideline, Inc.	▪ Guideline, Inc., together with its subsidiaries, provides customized business research and analysis to its customers' business information needs in the United States.
Questar Assessment, Inc.	▪ Questar Assessment, Inc. provides consulting services to states, school districts, and textbook publishers in the United States. It provides products and services that range from test design, development, calibration, and psychometric services through print production, distribution, scanning, scoring, reporting, and data analysis services, as well as readability analysis of written materials.
Traffix Inc.	▪ Traffix, Inc., an interactive media and marketing company, provides marketing solutions to advertisers, direct marketers, agencies, and wireless service providers primarily in the United States. The company provides online marketing offers, which include search engine marketing, search engine optimization, email marketing, affiliate marketing, lead generation, creative support, and development and hosting solutions.
WPT Enterprises Inc.	▪ WPT Enterprises, Inc. engages in the development, production, and marketing of televised programming based on gaming themes worldwide. It offers World Poker Tour, a television show based on a series of poker tournaments. The company licenses its products to companies in poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games, and giftware businesses.

Micro Cap Precedent Transaction Descriptions

Announce Date	Target	Business Description
08/04/06	**Opinion Research Corp**	Opinion Research Corporation is a recognized leader in providing market research services to government and corporate clients in North America, Europe, and Asia.
03/20/06	**Outlook Group Corp**	Outlook Group Corp. is a printing, packaging and direct marketing company offering a variety of related services to clients in markets including contract packaging, collateral information management and distribution, direct marketing components and services, packaging components and materials and specialty print related services.
09/20/04	**Obie Media Corp**	Obie Media Corporation is a leading full-service out-of-home advertising company. Obie sells, designs, produces and installs out-of-home advertising displays which include transit posters, billboards, wallscapes, transit shelters and bus benches throughout the United States and Canada.
11/21/03	**Integrity Media Inc**	Integrity Media, Inc. is a media/communications company that produces, publishes and distributes Christian music, books and related products.
08/01/03	**Laser-Pacific Media Corp**	Laser-Pacific Media Corporation provides a range of post-production services to the motion picture and television industries. The company's post-production services include technical and creative services provided to the producers of primetime network television series, television movies, and theatrical motion pictures.
11/19/02	**MDI Entertainment Inc**	MDI Entertainment, Inc. specializes in creating, marketing, and implementing entertainment-based promotions to North American lotteries.
02/14/02	**dick clark productions inc**	dick clark productions, inc. engages in the development and production of television programming for television networks, first-run domestic syndicators, cable networks, and advertisers. It also licenses the rebroadcast rights to some of its programs, licenses certain segments of its programming to third parties and, from time to time, produces home videos.

Weighted Average Cost of Capital Analysis

Weighted Average Cost of Capital Analysis

Inputs	Symbol	Value
Unlevered Beta	Ba	1.92
Tax Rate[2]	t	35.0%
Weight of Total Equity at a Steady State	We	100.0%
Weight of Net Debt at a Steady State	Wd	0.0%
Levered Equity Beta at a Steady State	Be	1.92
= Be = [1 + (1-t)*(Wd/We)]*Ba		
Costs of Equity:		
Levered Equity Beta	Be	1.92
Multiply: Market Risk Premium	Rm	7.1%
Industry Risk Premium		13.6%
Plus: Micro-Cap Risk Premium [3]	Rp	9.8%
Plus: Risk Free Interest Rate [4]	Rf	4.7%
Cost of Equity (Rf+Rp+(Be*Rm))	Ke	28.1%
Pre-Tax Market Yield of Debt [5]		10.0%
Multiply: (1 - Tax Rate)	t	65.0%
Cost of Debt (Kd*(1-t))	Kd	6.5%
<u>Calculation WACC:</u>		
WACC ((Ke*We)+(Kd*Wd))		28.1%

	Beta						
	Equity Market Cap.	Calculation of Unlevered Beta					
		Levered Beta[1]	Debt %	Equity %	Tax Rate[2]	Unlevered Beta
Spike	$ 45.9	3.14	0.0%	100.0%	35.0%	1.92

(1) Source: Barra Beta Book. Historical Beta.
(2) Assumed 35% corporate tax rate.
(3) Source: Ibbotson Associates, Inc. 2005. Long-horizon expected risk premium (historical): large company stock total returns minus long-term government bond income returns.
(4) Represents 10-year U.S. Treasury Bond rate as of April 4, 2007.
(5) Source: Ibbotson's Associates, Inc. Long-Term Returns in Excess of CAPM Estimation for Decile Portfolios of the NYSE / AMEX / NASDAQ. Represents 10(b) Decile.
(6) Jefferies' estimate.

Jefferies